BNC Bancorp Reports 42% Increase in Second Quarter Net Income

THOMASVILLE, N.C., July 21 /PRNewswire-FirstCall/ — BNC Bancorp (OTC Bulletin Board: BNCN) today reported operating results for the three- month and six-month periods ended June 30, 2003.

For the three-month period ended June 30, 2003, the Company reported net income of $810,000, an increase of 42% when compared to the $571,000 reported for the second quarter in 2002. Diluted earnings per share increased to $0.24 for the second quarter, compared to $0.19 reported for same period in 2002.

For the six-month period ended June 30, 2003, the Company reported net income of $1.6 million, an increase of 41% when compared to the $1.1 million reported for the first six months of 2002. Diluted earnings per share increased to $0.46 for the six-month period ending June 30, 2003, compared to $0.36 reported for same period in 2002.

Total assets ended the quarter at $331 million, an increase of 19% compared to the $279 million as of June 30, 2002. Total loans on June 30, 2003 were $256 million, an increase of 17% from the $218 million reported as of June 30, 2002. Deposits increased 17% over the same one-year period.

Commenting on these results, W. Swope Montgomery, Jr., President and CEO, said, “The earnings and growth momentum reported for the second quarter and the first six months of the year, in light of such a difficult economy, is extremely pleasing to our Board and Management. In addition to growing support for our Bank in our local communities, the stock of BNC Bancorp has received growing support from the investing public. We continue to be committed to earning the trust and confidence of every single customer and shareholder.”

BNC Bancorp is the parent company of Bank of North Carolina, a $331 million commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, Archdale, Lexington, Kernersville and Oak Ridge, North Carolina. Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the over-the- counter bulletin board market under the symbol “BNCN.”

This press release contains forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current projections. Please refer to BNC Bancorp’s filings with the Securities and Exchange Commission for a summary of important factors that could affect BNC Bancorp’s forward-looking statements. BNC Bancorp undertakes no obligation to revise these statements following the date of this press release.

QUARTERLY PERFORMANCE SUMMARY BNC BANCORP (Dollars in thousands, except per share and share data)

	For the Three Months Ended
	June 30, 2003	June 30, 2002	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 4,459	$ 3,672	21.4%
Interest expense	1,564	1,368	14.3
Net interest income	2,895	2,304	25.7
Provision for loan losses	115	255	(54.9)
Net interest income after
provision for loan losses	2,780	2,049	35.7
Noninterest income	925	581	59.2
Noninterest expense	2,515	1,749	43.8
Income before income tax expense	1,190	881	35.1
Provision for income taxes	380	310	22.6
Net income	810	571	41.9
PER SHARE DATA
Earnings per share, basic	$ 0.25	$ 0.20	25.0%
Earnings per share, diluted	0.24	0.19	26.3
Weighted average number of common
shares outstanding:
Basic	3,230,797	2,970,248
Diluted	3,400,617	3,088,880
PERFORMANCE RATIOS
Return on average assets	1.02%	0.99%
Return on average equity	12.47%	11.13%
Return on average tangible equity	14.44%	11.20%
Net yield on earning assets
(taxable equivalent)	3.94%	4.31%
Average equity to average assets	8.15%	8.87%

QUARTERLY PERFORMANCE SUMMARY BNC BANCORP (Dollars in thousands, except per share and share data)

	As of/For the Six Months Ended
	June 30, 2003	June 30, 2002	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$ 8,782	$ 7,163	22.6%
Interest expense	3,122	2,755	13.3
Net interest income	5,660	4,408	28.4
Provision for loan losses	250	455	(45.1)
Net interest income after
provision for loan losses	5,410	3,953	36.9
Noninterest income	1,749	1,034	69.2
Noninterest expense	4,862	3,335	45.8
Income before income tax expense	2,297	1,652	39.0
Provision for income taxes	735	547	34.4
Net income	1,562	1,105	41.4
PER SHARE DATA
Earnings per share, basic	$ 0.48	$ 0.38	26.3%
Earnings per share, diluted	0.46	0.36	27.8
Book Value	8.20	7.02	16.8
Tangible book value	7.14	6.18	15.6
Weighted average number of common
shares outstanding:
Basic	3,231,377	2,940,012
Diluted	3,392,293	3,072,111
PERFORMANCE AND ASSET QUALITY RATIOS
Return on average assets	1.00%	0.99%
Return on average equity	12.19%	10.97%
Return on average tangible equity	14.13%	10.99%
Net yield on earning assets
(taxable equivalent)	4.04%	4.29%
Average equity to average assets	8.15%	8.99%
Allowance for loan losses as a
percentage of total loans, end of
period	1.80%	1.86%
Non-performing assets to total
assets, end of period	0.20%	0.11%
Ratio of net charge-offs to
average loans outstanding	0.01%	0.36%

QUARTERLY PERFORMANCE SUMMARY BNC BANCORP (Dollars in thousands)

	As of
	June 30, 2003	June 30, 2002	% Change
SELECTED BALANCE SHEET DATA
End of period balances
Total loans	$255,764	$217,981	17.3%
Allowance for loan losses	4,610	4,053	13.7
Loans, net of allowance for loan
losses	251,154	213,928	17.4
Securities, available for sale	31,578	24,451	29.2
Total Assets	330,942	278,986	18.6
Deposits:
Noninterest-bearing
deposits	32,121	27,881	15.2
Interest-bearing demand and
savings	131,440	90,545	45.2
CD’s and other time
deposits	104,140	109,448	(4.9)
Borrowed Funds	34,848	21,369	63.1
Total interest-bearing liabilities	270,428	221,362	22.2
Shareholders’ Equity	26,404	23,360	13.0

SOURCE BNC Bancorp

-0- 07/21/2003
/CONTACT: W. Swope Montgomery, Jr., President and CEO of BNC Bancorp, +1-336-476-9200/
(BNCN)

CO:	BNC Bancorp; Bank of North Carolina
ST:	North Carolina
IN:	FIN OTC
SU:	ERN